EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 28th day of March, 1996, by and between Mark Margolis (hereinafter referred to as the "EXECUTIVE" and LMI Acquisition Corporation, a Delaware corporation, which principle executive offices located at 401 City Avenue, Suite #725, Bala Cynwyd, Pennsylvania 19004-1122.

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged inter alia in the business of financing insurance premiums; and

         WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability and services of the Executive; and

         WHEREAS, the Executive desires to be employed by the Company.

         NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:


                                    ARTICLE I

                                   EMPLOYMENT

         The Company hereby employs the Executive as Chief Operating Officer and Director of the Company. The Executive hereby accepts such employment and agrees to serve on a full-time basis as an executive officer of the Company, subject to and upon the terms and conditions set forth in this Agreement.

                                   ARTICLE II

                                     DUTIES

         (A) The Executive shall, during the term of his employment with the Company and subject to the direction and control of the Company's Board of Directors, perform such executive duties and functions as he may be called upon to perform, consistent with his employment hereunder as Chief Operating Officer.

         (B) The Executive agrees to devote his full time and best efforts to the performance of his duties for the Company; render such executive services for any subsidiary or affiliated business of the Company; participate in the direction of the Company's business and financial interests, and promote the Company's relationships with its employees, customers, and others in the business community.

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                                   ARTICLE III

                                  COMPENSATION

         (A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this Agreement, a base salary at the rate of $7,833 per month during the term of this Agreement, payable in equal weekly payments in accordance with the Company's normal payroll procedures.

         (B) Commencing on the 60th day after the Company has obtained additional bank financing, in the sum of at least $15,000,000, the Executive's base salary shall increase to the rate of $9,500 per month.

         (C) As a cost of living adjustment, commencing on each anniversary date of Executive's employment hereunder, the base salary then in effect shall be increased by 5%.

         (D) Executive shall be entitled to receive stock options to purchase shares of the Company's common stock as a bonus (the "Bonus Option Shares") as follows: He shall receive 5,000 Bonus Option Shares for every $1,000,000 of Pre-Tax Net Operating Income (as hereinafter defined) above $2,900,000 of Pre-Tax Net Operating Income in each of the Company's fiscal years during the term of this Agreement, commencing with the 1996 fiscal year. In the event Pre-Tax Net Operating Income exceeds $2,900,000, but the excess is less than $1,000,000, then the number of Bonus Option Shares shall be reduced proportionately. Pre-Tax Net Operating Income shall be the Company's net operating income before taxes, and shall include, as expenses, interest charges associated with financing operations, but not interest charges related to debt incurred in making acquisitions at a premium to book value, and will not include other acquisition related expenses, such as professional fees. The Bonus Option Shares shall be exercisable at a price of $4.00 per share over a term of 5 years commencing on the date of grant and be immediately exercisable.

         (E) Executive shall also be entitled to bonus shares ("Bonus Shares") during the term of this Agreement pursuant to the following formula: For every $100,000 of Pre-Tax Net Operating Income over the $3,496,000, he shall be entitled to 250 Bonus Shares. Bonus Shares shall be issued to him on an annual basis.

         (F) In addition, Executive shall be granted options to purchase 100,000 shares of common stock ("Option Shares") at the average bid price of the Company's stock for the first 60 days of public trading. This option shall last for 5 years, commencing on the 61st day of public trading of the Company's stock and be immediately exercisable.


         (G) Executive may not sell any of the Bonus Option Shares, the Option Shares or the Bonus Shares in the public market without the company's consent for a period of two years from the date public trading in the Company's common stock commences. Upon expiration of this two year period, the Company will use its best efforts, at its expense, to register the Bonus Option Shares, the Option Shares and the Bonus Shares and keep effective a Registration Statement

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covering these shares to enable Executive to sell the shares in the public market at such time or times as he desires.

                         WORKING CONDITIONS AND BENEFITS

         (A) Executive shall receive four weeks of vacation with full pay for each 12 month period during the term of this Agreement.

         (B) The Executive shall be employed by the Company at executive offices maintained by the Company. The Executive shall travel on the Company's behalf to the extent reasonably necessary. The Company shall reimburse Executive at the rate of $.27/mile for every commuting mile driven by Executive excess of 40 miles round trip per day. Company shall pay Executive's auto insurance not to exceed $1,200 per year.

         (C) The Company shall provide to the Executive to the full extent provided for under the laws of the Company's state of incorporation and the Company's By-laws, indemnification for any claim or lawsuit which may be asserted against the Executive when acting in such capacity for the Company, provided that said indemnification is not in violation of any of the following:
(a) Federal or state law or (b) rule or regulation of the Securities and Exchange Commission.

         (D) The Executive shall be reimbursed for all travel, entertainment, seminars, trade conferences and all other expenses incurred by Executive in performing his duties under this Agreement and in promoting the interest of the Company.

         (E) The Company shall use its best effort to cause the Executive to be nominated for election to the Company's Board of Directors each year during the term of this Agreement.

                                    ARTICLE V

                                      TERM

         The term of this Agreement shall be for a term of three (3) years form the date hereof with three on year options exercisable solely be Executive so long as the Company's pre-tax income in the most current four quarter period is at least 10% higher than it had been in the four quarters immediately preceding.

                                   ARTICLE VI

                                   TERMINATION

         (A) The Company may terminate this agreement upon written notice to Margolis, if Margolis becomes disabled, and as a result of such disability is substantially unable to perform his duties hereunder for a period of three (3) consecutive months; such notice shall be forwarded to Margolis by the Company upon and after a notification.


         (B) The Company may terminate this agreement upon written notice from the Company to Margolis, if Margolis has materially violated the terms of this

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Agreement or committed acts of willful and material misconduct in the performance of his duties, which have a material adverse effect on the business of the Company. Such notice shall be forwarded to Margolis by the Company's Board of Directors authorizing such notification.

                                   ARTICLE VII

                       CONFIDENTIALITY AND NON-COMPETITION

         (A) All advertising, sales, marketing and other materials or articles of information, including without limitation customer sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to Margolis by Company or developed by Margolis or otherwise in connection with Margolis' services hereunder, are and shall remain the sole and confidential property of the Company. If Company requests the return of such materials at any time during or at or after the termination of Margolis' agreement, Margolis shall immediately deliver the same to the Company.

         (B) During the term of this Agreement and two (2) years after the termination of same for any reason whatsoever, Margolis shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business that is primarily involved in automobile financing or insurance premium financing. However, nothing contained in this paragraph shall prevent Margolis from holding for investment no more than five (5%) percent of any class of equity securities of a company whose securities are traded on a national securities exchange.

         (C) During the term of this Agreement and at all times thereafter, Margolis shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in paragraph (A) above or any information regarding the business methods, business policies, procedures, techniques, research or processes used or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to or dealing with business operation or activities of Company, made known to Margolis or learned or acquired by Margolis and/or while performing services on behalf of the Company.

                                  ARTICLE VIII

                                  SEVERABILITY

         If any provision of this Agreement shall be held invalid or unenforceable, the remainder of the agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                   ARTICLE IX

                                   ARBITRATION

         Any controversy, claim or dispute arising out of the terms of this agreement, or the breach thereof, shall be settled by arbitration in Broward County, State of Florida, under the rules of the American Arbitration Association and the award rendered thereof shall be final, binding and conclusive as to all parties and may be entered in any court of competent jurisdiction.

                                    ARTICLE X

                                     NOTICE

         All notices required to be given under the terms of this agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

         If to the Company, addressed to:

         Andrew Panzo
         LMI Acquisition Corporation
         401 City Avenue, Suite 725
         Bala Cynwyd, Pennsylvania  19004-1122

         If to Margolis, addressed to:

         Mr. Mark Margolis
         Gold Coast Finance, Inc.
         16853 N.E. 2nd Avenue
         North Miami Beach, Florida  33162

or to any other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

                                   ARTICLE XI

                                     BENEFIT

         This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of Margolis.

                                   ARTICLE XII

                                     WAIVER

         The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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                                  ARTICLE XIII

                                  GOVERNING LAW

         This Agreement has been negotiated and executed in the State of Florida and Florida law shall govern its construction and validity.

                                   ARTICLE XIV

                                ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties hereto; no change or amendment shall be made hereto except by written agreement signed by the parties hereto. This Agreement supersedes all prior agreements and understandings.


         IN WITNESS WHEREOF, the parties hereto have executed this agreement and affixed their hands and seal the day and year first above written.

                                                  /s/ MARK MARGOLIS
                                                  -----------------------------
                                                  Mark Margolis


                                                  L.M.I. ACQUISITION CORPORATION

                                                  By: /s/ ANDREW PANZO
                                                     --------------------------
                                                     Andrew Panzo, President

ATTEST:

/s/______________________________


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